Exhibit 8.1

Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 +1.303.899.7300 Tel +1.303.899.7333 Fax

www.hhlaw.com
February 18, 2010
Board of Directors
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Gentlemen:
This firm has acted as tax counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended, (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed public offering of up to 2,000,000 shares of the common stock, par value $0.01 per share of the Company (the “Primary Shares”) and associated stock purchase rights (the “Rights”), all of which Rights are to be issued pursuant to the First Amended and Restated Rights Agreement, dated as of September 10, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent. The Primary Shares are subject to issuance, from time to time, upon the exchange or redemption of exchangeable shares (the “Exchangeable Shares”) of RG Exchangeco Inc., a Canadian corporation and wholly-owned subsidiary of the Company (“RG Exchangeco”), which Exchangeable Shares are to be issued pursuant to the Amended and Restated Arrangement Agreement (the “Arrangement Agreement”) executed on January 15, 2010 but made effective as of December 17, 2009, among the Company, RG Exchangeco and International Royalty Corporation, a Canadian corporation, such exchange or redemption of the Exchangeable Shares for the Primary Shares to be in accordance with (i) the provisions attaching to the Exchangeable Shares set forth in Appendix I to Schedule B to the Arrangement Agreement and (ii) the Voting and Exchange Trust Agreement to be entered into on or about February 22, 2010 among the Company, RG Exchangeco and Computershare Trust Company of Canada, Inc.

Board of Directors
Royal Gold, Inc.
February 18, 2010

Basis for Opinion
The opinion set forth in this letter is limited to matters of law based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including, but not limited to (1) the Registration Statement and (2) the statements under the heading “Material U.S. Federal Income Tax Consequences” included in the Registration Statement (the documents referred to in clauses (1) and (2), the “Reviewed Documents”).
For purposes of rendering our opinion we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents. We consequently have relied upon the representations and statements in or described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.
In this regard, we have assumed the following: that all of the representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof; any representation or statement in the Reviewed Documents made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification; each agreement described in the Reviewed Documents is valid and binding in accordance with its terms; and each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms. We have also assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of documents submitted to us as copies; the authenticity of the originals from which any copies were made; and that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us. Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied may adversely affect the conclusion stated herein.

Board of Directors
Royal Gold, Inc.
February 18, 2010

Opinion
Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next paragraph, we are of the opinion that the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” to the extent that they purport to describe matters of United States federal income tax law, are correct in all material respects as of the date hereof.
This opinion letter addresses only the accuracy of the specific disclosure described above and does not address any other federal, state, local or foreign tax issues.
This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. This opinion letter may not be used or relied on by any other person or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.